UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: December 1, 2003

Date of Earliest Event Reported: December 1, 2003

LIBERTY MEDIA CORPORATION

(Exact Name of Registrant as Specified in its Charter)

DELAWARE
(State or Other Jurisdiction of Incorporation)

0-20421	84-1288730
(Commission File Number)	(I.R.S. Employer Identification No.)

12300 LIBERTY BLVD. ENGLEWOOD, COLORADO 80112
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (720) 875-5400

Item 5. Other Events and Regulation FD Disclosure.

Acquisition of TP Management, Inc.

Effective November 28, 2003, Liberty Media Corporation (the “Company”) acquired all the outstanding stock of TP Investment, Inc. (“TPI”), a corporation wholly owned by a limited liability company (“Seller”) in which the sole member is John Malone, the Chairman of the Company’s Board of Directors.  In exchange for the stock of TPI, Seller received 5,281,739 shares of the Company’s Series B Common Stock, valued for purposes of the acquisition at $11.50 per share.  As prescribed by the Agreement and Plan of Merger pursuant to which the acquisition was effected, that per share value equals 110% of the average of the closing sale prices of the Company’s Series A Common Stock for the ten trading days ended November 28, 2003.  TPI owns 10,602 shares of Series B Preferred Stock of Liberty TP Management, Inc. (“Liberty TP Management”), a subsidiary of the Company.  Those shares of Series B Preferred Stock represent 12% of the voting power of Liberty TP Management.  TPI also owns a 5% membership interest (representing a 50% voting interest) in Liberty TP LLC, a limited liability company which owns approximately 20.6% of the common equity and 27.2% of the voting power of Liberty TP Management.

As a result of the acquisition, the Company beneficially owns all the equity and voting interests in Liberty TP Management.  Liberty TP Management owns, among things, equity interests in priceline.com, Sprint PCS and TruePosition, Inc., a provider of equipment and technology used in the delivery of location-based services to wireless users.

The agreed value of the TPI stock acquired by the Company was $60,740,000, which equals (i) the sum of (A) $106,020,000, representing the liquidation value of the 10,620 shares of Liberty TP Management Series B Preferred Stock, plus accrued and unpaid dividends on that stock (which are payable quarterly at the annual rate of 9% of liquidation value) totaling $2,333,000, and (B) $3,400,000, representing approximately 1% of the agreed fair market value of Liberty TP Management’s outstanding common stock, minus (ii) $51,013,000 in outstanding bank debt, including interest, owed by TPI as of the effective date of the acquisition.  TPI acquired the Liberty TP Management Series B Preferred Stock and the membership interest in Liberty TP LLC in October 2000 in a series of transactions in exchange for cash and non-cash consideration valued at $112,020,000 in the aggregate.

In connection with the acquisition of TPI, the Company entered into a registration rights agreement.  That agreement provides for the registration by the Company under applicable federal and state securities laws, at the holder’s request, of the sale of shares of the Company’s Series A Common Stock issuable upon conversion of shares of the Series B Common Stock that were issued to Seller.

The shares of Series B Common Stock issued to Seller are subject to the Company’s rights to purchase such shares pursuant to a call agreement entered into in February 1998 by Mr. Malone and his spouse, as described in the Company’s proxy statement for its 2003 annual meeting of shareholders, as filed with the Securities and Exchange Commission on April 25, 2003 (the “2003 Proxy Statement”).

Kane Reece Associates, Inc. has delivered an opinion, addressed to the Company’s Board of Directors, to the effect that the acquisition of TPI on the terms described above, taken as a whole, was fair from a financial point of view to the shareholders of the Company other than Mr. Malone.

Preliminary Discussions Regarding Acquisition of Series B Common Stock

The Company has engaged in preliminary discussions with representatives of the family of the late Bob Magness, the founder of Tele-Communications, Inc., the former parent company of the Company, regarding the acquisition of the 96,037,690 shares of the Company’s Series B Common Stock owned by the estate of Bob Magness and other members of the Magness family (the “Magness group”).

These preliminary discussions have included, among other things, consideration of a transaction in which the Company would acquire a portion of the Magness group’s Series B shares for cash and the balance in exchange for shares of the Company’s Series A Common Stock.  The Series B shares owned by the Magness group are subject to the Company’s right to purchase such shares pursuant to a call agreement entered into in February 1998.  The terms of the call agreement have previously been described in the 2003 Proxy Statement.  Under the call agreement, the Magness group is permitted to sell all or a portion of the Series B Shares only after compliance with provisions governing a right to purchase in favor of the Company.  If those provisions are triggered, the Company would be entitled to purchase the Magness group’s Series B shares for a purchase price equal to the lower of the price offered in a bona fide third party offer and 110% of the average market price of the Company’s Series A Common Stock over the 30 trading days preceding the giving of a notice of intention to sell.  The Company would be required to pay the purchase price in cash or, in certain limited circumstances, wholly or partially by the issuance of debt securities.

Pursuant to a shareholders’ agreement entered into in February 1998, Mr. Malone is entitled to vote all of the Series B shares beneficially owned by the Magness group.  Based upon the combined stock ownership of Mr. Malone and the Magness group, Mr. Malone currently has approximately 42% of the outstanding voting power of Liberty Media.  After giving effect to his acquisition of Series B shares in the Liberty TP Management transaction described above, Mr. Malone’s individual voting power will be approximately 23%.  In the event that Liberty Media acquires all of the Series B shares owned by the Magness group, such shares would be cancelled.  Because of the reduction in the number of Series B shares outstanding, Mr. Malone’s individual voting power would increase to approximately 28%; however, because the Magness group would no longer own any Series B shares, Mr. Malone’s overall voting power would decrease from approximately 42% to 28%.

The discussions with the Magness group are preliminary in nature and there can be no assurance that Liberty Media will acquire any Series B shares held by the Magness group and no assurance as to the form of any consideration paid therefor.

Item 7. Financial Statements, Pro Forma Financial Information And Exhibits.

(a)          Financial Statements Of Business Acquired.

None.

(b)         Pro Forma Financial Information.

None.

(c)          Exhibits.

None.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 1, 2003

LIBERTY MEDIA CORPORATION

By:	/s/ Charles Y. Tanabe
	Name:	Charles Y. Tanabe
	Title:	Senior Vice President, General Counsel and Secretary